Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
July 30, 2019	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Second Quarter 2019 Earnings;

Strong Cash Flow Generation in the Quarter

Second Quarter Highlights

•	Second quarter 2019 net income of $118 million compared to $623 million in the prior year period; second quarter 2019 diluted earnings per share of $0.47 compared to $1.71 in the prior year period.

•	Second quarter 2019 adjusted net income of $146 million compared to $246 million in the prior year period; second quarter 2019 adjusted diluted earnings per share of $0.63 compared to $1.01 in the prior year period.

•	Second quarter 2019 adjusted EBITDA of $318 million compared to $415 million in the prior year period.

•	Second quarter 2019 net cash provided by operating activities was $304 million. Free cash flow was $240 million for the quarter.

•	Balance sheet remains strong with a net leverage of 1.7x.

•	Second quarter 2019 share repurchases of approximately 4 million shares for approximately $81 million.

•	On July 26, 2019 announced a definitive agreement with Sasol to acquire the 50% interest that Huntsman does not own in the Sasol-Huntsman maleic anhydride joint venture located in Moers, Germany for $92.5 million, adjusted for net debt and other agreed upon adjustments.

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2019	2018	2019	2018
Revenues	$2,194	$2,404	$4,228	$4,699
Net income	$118	$623	$249	$973
Adjusted net income(1)	$146	$246	$254	$483
Diluted income per share	$0.47	$1.71	$0.98	$2.82
Adjusted diluted income per share(1)	$0.63	$1.01	$1.09	$1.98
Adjusted EBITDA(1)	$318	$415	$575	$820
Net cash provided by operating activities from continuing operations	$304	$228	$273	$339
Free cash flow(2)	$240	$174	$139	$230

See end of press release for footnote explanations

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported second quarter 2019 results with revenues of $2,194 million, net income of $118 million, adjusted net income of $146 million and adjusted EBITDA of $318 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“We are pleased with the relative resilience of the margins in our core downstream portfolio.  In spite of challenging economic conditions, we generated $240 million of free cash flow in the quarter and reaffirm our stated objective of generating 40% free cash flow to adjusted EBITDA. Regardless of second half economic uncertainties, we will continue to control our costs, protect our margins and focus on maintaining a strong balance sheet and cash generation.  We will continue to follow a balanced approach to capital allocation between maintaining a competitive dividend, ongoing share repurchases and strategic organic and inorganic growth in our downstream portfolio.”

Segment Analysis for 2Q19 Compared to 2Q18

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended June 30, 2019 compared to the same period of 2018 was due to lower average MDI and MTBE selling prices, partially offset by higher MDI and MTBE sales volumes. MDI average selling prices decreased primarily due to a decline in component MDI selling prices in China and Europe. MTBE average selling prices decreased in China primarily as a result of lower pricing for high octane gasoline. MDI sales volumes increased primarily due to the start-up of our new Chinese MDI facility in 2018 and the acquisition of Demilec in the second quarter of 2018. The decrease in adjusted EBITDA was primarily due to lower MDI margins driven by lower MDI pricing and lower PO/MTBE margins in China, partially offset by higher sales volumes.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended June 30, 2019 compared to the same period of 2018 was due to lower average selling prices, partially offset by slightly higher sales volumes. Average selling prices decreased in our derivatives business, primarily due to lower raw material costs, and in our upstream intermediates business, primarily due to lower feedstock costs and weakened market conditions. The increase in sales volumes was primarily due to the impact of the planned maintenance outage at our Port Neches, Texas facility in the second quarter of 2018. The decrease in segment adjusted EBITDA was primarily due to lower average selling prices and lower margins, primarily in our upstream intermediates businesses and in certain amines.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended June 30, 2019, compared to the same period in 2018 was due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to lower sales volumes in our power and automotive related markets, partially offset by favorable product mix effect from sales volumes in our aerospace components market. Average selling prices decreased primarily due to the impact of a stronger U.S. dollar against major international currencies, partially offset by higher local currency selling prices. Segment adjusted EBITDA decreased due to higher fixed costs and the impact of stronger US dollar against major international currencies.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended June 30, 2019 compared to the same period of 2018 was due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased primarily due to lower demand resulting from market uncertainties surrounding U.S. and China trade. Average selling prices increased in response to higher raw material costs, partially offset by the impact of a stronger U.S. dollar against major international currencies. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and higher raw materials costs, partially offset by higher average selling prices.

Corporate, LIFO and other

For the three months ended June 30, 2019, adjusted EBITDA from Corporate and other for Huntsman Corporation increased by $2 million to a loss of $37 million from a loss of $39 million for the same period of 2018.

Liquidity, Capital Resources and Outstanding Debt

During the three months ended June 30, 2019, our free cash flow was $240 million compared to $174 million in the prior year period. We reconfirm our full year 2019 targeted free cash flow conversion of approximately 40%. As of June 30, 2019, we had $1,538 million of combined cash and unused borrowing capacity.

During the three months ended June 30, 2019, we spent $66 million on capital expenditures compared to $54 million in the same period of 2018. In 2019, we expect to spend between approximately $350 million to $360 million on capital expenditures.

During the three months ended June 30, 2019, we spent approximately $81 million to repurchase approximately 4.0 million shares. As of the end of the second quarter 2019, we have approximately $608 million remaining on our existing $1 billion multiyear share repurchase program.

Income Taxes

During the three months ended June 30, 2019, we recorded income tax expense of $50 million compared to $4 million during the same period in 2018. In the second quarter 2019, our adjusted effective tax rate was 25%. We expect our forward adjusted effective tax rate will be approximately 22% - 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2019 financial results on Tuesday, July 30, 2019 at 10:00 a.m. ET.

Participant dial-in numbers:

Domestic callers:                       (877) 402-8037

International callers:                  (201) 378-4913

Webcast link: https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/31065/indexl.html

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the third quarter 2019 a member of management is expected to present at:

Jefferies Global Industrials Conference on August 7, 2019

UBS Global Chemicals Conference on September 4, 2019

RBC Capital Markets Global Industrials Conference on September 10, 2019

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2019	2018	2019	2018
Revenues	$2,194	$2,404	$4,228	$4,699
Cost of goods sold	1,761	1,849	3,398	3,604
Gross profit	433	555	830	1,095
Operating expenses	230	254	481	496
Restructuring, impairment and plant closing costs	-	1	1	3
Expenses associated with the merger	-	1	-	1
Operating income	203	299	348	595
Interest expense	(29)	(29)	(59)	(56)
Equity in income of investment in unconsolidated affiliates	12	18	22	31
Fair value adjustments to Venator investment	(18)	-	58	-
Loss on early extinguishment of debt	-	(3)	(23)	(3)
Other income, net	2	8	6	15
Income before income taxes	170	293	352	582
Income tax expense	(50)	(4)	(102)	(57)
Income from continuing operations	120	289	250	525
(Loss) income from discontinued operations, net of tax(3)	(2)	334	(1)	448
Net income	118	623	249	973
Net income attributable to noncontrolling interests, net of tax	(8)	(209)	(20)	(285)
Net income attributable to Huntsman Corporation	$110	$414	$229	$688

Adjusted EBITDA(1)	$318	$415	$575	$820
Adjusted net income(1)	$146	$246	$254	$483

Basic income per share	$0.48	$1.73	$0.99	$2.87
Diluted income per share	$0.47	$1.71	$0.98	$2.82
Adjusted diluted income per share(1)	$0.63	$1.01	$1.09	$1.98

Common share information:
Basic weighted average shares	231	239	232	240
Diluted weighted average shares	232	243	234	244
Diluted shares for adjusted diluted income per share	232	243	234	244

See end of press release for footnote explanations

Table 2 – Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions	2019	2018	(Worse)	2019	2018	(Worse)
Segment Revenues:
Polyurethanes	$1,198	$1,313	(9%)	$2,265	$2,535	(11%)
Performance Products	537	593	(9%)	1,077	1,196	(10%)
Advanced Materials	275	292	(6%)	547	571	(4%)
Textile Effects	215	227	(5%)	404	427	(5%)
Corporate and eliminations	(31)	(21)	n/m	(65)	(30)	n/m

Total	$2,194	$2,404	(9%)	$4,228	$4,699	(10%)

Segment Adjusted EBITDA(1):
Polyurethanes	$201	$269	(25%)	$341	$530	(36%)
Performance Products	71	94	(24%)	151	196	(23%)
Advanced Materials	55	62	(11%)	108	121	(11%)
Textile Effects	28	29	(3%)	50	55	(9%)
Corporate, LIFO and other	(37)	(39)	5%	(75)	(82)	9%

Total	$318	$415	(23%)	$575	$820	(30%)

n/m = not meaningful

See end of press release for footnote explanations

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	June 30, 2019 vs. 2018
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(14%)	(3%)	1%	7%	(9%)
Polyurethanes, adj	(14%)	(3%)	2%	3%	(12%)	(c)
Performance Products	(6%)	(2%)	(2%)	1%	(9%)
Performance Products, adj	(6%)	(2%)	(1%)	(2%)	(11%)	(d)
Advanced Materials	3%	(4%)	(2%)	(3%)	(6%)
Textile Effects	11%	(4%)	(1%)	(11%)	(5%)
Total Company	(6%)	(3%)	(3%)	3%	(9%)
Total Company, adj	(6%)	(3%)	(2%)	0%	(11%)	(c)(d)

	Six months ended
	June 30, 2019 vs. 2018
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(14%)	(3%)	1%	5%	(11%)
Polyurethanes, adj	(13%)	(3%)	1%	2%	(13%)	(c)
Performance Products	(6%)	(2%)	1%	(3%)	(10%)
Performance Products, adj	(5%)	(2%)	0%	(4%)	(11%)	(d)
Advanced Materials	3%	(5%)	1%	(3%)	(4%)
Textile Effects	11%	(4%)	0%	(12%)	(5%)
Total Company	(6%)	(3%)	1%	(2%)	(10%)
Total Company, adj	(6%)	(3%)	2%	(4%)	(11%)	(c)(d)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Pro forma adjusted to exclude the 2Q18 impact from unplaned outages at Rotterdam onset by third-party constraints.

(d) Pro forma adjusted to exclude the 2Q18 impact of planned T&I at Port Neches.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2019	2018	2019	2018	2019	2018	2019	2018
Net income	$118	$623			$118	$623	$0.51	$2.57
Net income attributable to noncontrolling interests	(8)	(209)			(8)	(209)	(0.03)	(0.86)
Net income attributable to Huntsman Corporation	110	414			110	414	0.47	1.71
Interest expense from continuing operations	29	29
Interest expense from discontinued operations(3)	-	11
Income tax expense from continuing operations	50	4	$(50)	$(4)
Income tax expense from discontinued operations(3)	2	84
Depreciation and amortization from continuing operations	92	83
Acquisition and integration expenses and purchase accounting adjustments	-	7	-	(2)	-	5	-	0.02
EBITDA / (Income) loss from discontinued operations, net of tax(3)	-	(429)	N/A	N/A	2	(334)	0.01	(1.38)
Noncontrolling interest of discontinued operations(1)(3)	-	188	N/A	N/A	-	188	-	0.77
U.S. tax reform impact on tax expense	N/A	N/A	3	49	3	49	0.01	0.20
Release of significant income tax valuation allowances (a)	N/A	N/A	-	(95)	-	(95)	-	(0.39)
Fair value adjustments to Venator Investment (b)	18	-	-	-	18	-	0.08	-
Loss on early extinguishment of debt	-	3	-	(1)	-	2	-	0.01
Expenses associated with merger, net of tax	-	1	-	-	-	1	-	-
Certain legal settlements and related expenses	-	1	-	-	-	1	-	-
Amortization of pension and postretirement actuarial losses	17	18	(4)	(4)	13	14	0.06	0.06
Restructuring, impairment and plant closing and transition costs	-	1	-	-	-	1	-	-

Adjusted(1)	$318	$415	$(51)	$(57)	$146	$246	$0.63	$1.01

Adjusted income tax expense(1)					$51	$57
Net income attributable to noncontrolling interests, net of tax					8	209
Noncontrolling interest of discontinued operations(1)(3)					-	(188)
Adjusted pre-tax income(1)					$205	$324
Adjusted effective tax rate(4)					25%	18%
Effective tax rate					29%	1%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2019	2018	2019	2018	2019	2018	2019	2018
Net income	$249	$973			$249	$973	$1.07	$3.98
Net income attributable to noncontrolling interests	(20)	(285)			(20)	(285)	(0.09)	(1.17)
Net income attributable to Huntsman Corporation	229	688			229	688	0.98	2.82
Interest expense from continuing operations	59	56
Interest expense from discontinued operations(3)	-	20
Income tax expense from continuing operations	102	57	(102)	(57)
Income tax expense from discontinued operations(3)	-	104
Depreciation and amortization from continuing operations	182	165
Acquisition and integration expenses and purchase accounting adjustments	1	8	-	(2)	1	6	-	0.02
EBITDA / Loss (income) from discontinued operations, net of tax(3)	1	(572)	N/A	N/A	1	(448)	-	(1.83)
Noncontrolling interest of discontinued operations(1)(3)	-	243	N/A	N/A	-	243	-	1.00
U.S. tax reform impact on tax expense	N/A	N/A	3	49	3	49	0.01	0.20
Release of significant income tax valuation allowances (a)	N/A	N/A	-	(95)	-	(95)	-	(0.39)
Fair value adjustments to Venator Investment (b)	(58)	-	-	-	(58)	-	(0.25)	-
Loss on early extinguishment of debt	23	3	(5)	(1)	18	2	0.08	0.01
Expenses associated with merger	-	1	-	-	-	1	-	-
Certain legal and other settlements and related expenses	-	8	-	(1)	-	7	-	0.03
Amortization of pension and postretirement actuarial losses	35	35	(8)	(8)	27	27	0.12	0.11
Impact of Switzerland income tax rate change	-	-	32	-	32	-	0.14	-
Restructuring, impairment and plant closing and transition costs	1	4	-	(1)	1	3	-	0.01

Adjusted(1)	$575	$820	$(80)	$(116)	$254	$483	$1.09	$1.98

Adjusted income tax expense(1)					$80	$116
Net income attributable to noncontrolling interests, net of tax					20	285
Noncontrolling interest of discontinued operations(1)(3)					-	(243)
Adjusted pre-tax income(1)					$354	$641
Adjusted effective tax rate(4)					23%	18%
Effective tax rate					29%	10%

(a)	During the six months ended June 30, 2018, we released $95 million of valuation allowances in Switzerland and the U.K. We eliminated the effect of this significant change in tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe this provides more meaningful information than is provided under GAAP.
(b)	Represents the changes in market value in Huntsman's remaining interesting in Venator.

See end of press release for footnote explanations

Table 5 – Selected Balance Sheet Items

	June 30,	March 31,	December 31,
In millions	2019	2019	2018
Cash	$449	$444	$340
Accounts and notes receivable, net	1,310	1,286	1,272
Inventories	1,094	1,228	1,134
Other current assets	160	178	212
Property, plant and equipment, net	3,047	3,055	3,064
Other noncurrent assets	2,440	2,449	1,931

Total assets	$8,500	$8,640	$7,953

Accounts payable	$925	$911	$961
Other current liabilities	497	531	554
Current portion of debt	228	276	96
Long-term debt	2,277	2,323	2,224
Other noncurrent liabilities	1,753	1,736	1,369
Huntsman Corporation stockholders’ equity	2,611	2,620	2,520
Noncontrolling interests in subsidiaries	209	243	229

Total liabilities and equity	$8,500	$8,640	$7,953

Table 6 – Outstanding Debt

	June 30,	March 31,	December 31,
In millions	2019	2019	2018
Debt:
Revolving credit facility	$185	$235	$50
Accounts receivable programs	236	276	252
Senior notes	1,977	1,969	1,892
Variable interest entities	81	85	86
Other debt	26	34	40

Total debt - excluding affiliates	2,505	2,599	2,320

Total cash	449	444	340

Net debt - excluding affiliates(5)	$2,056	$2,155	$1,980

See end of press release for footnote explanations

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2019	2018	2019	2018
Total cash at beginning of period(a)	$444	$676	$340	$719

Net cash provided by operating activities - continuing operations	304	228	273	339
Net cash provided by operating activities - discontinued operations(3)	-	249	-	301
Net cash used in investing activities - continuing operations	(64)	(411)	(118)	(480)
Net cash used in investing activities - discontinued operations(3)	-	(94)	-	(161)
Net cash provided by (used in) financing activities	(231)	150	(48)	64
Effect of exchange rate changes on cash	(4)	(35)	2	(19)

Total cash at end of period(a)	$449	$763	$449	$763

Supplemental cash flow information - continuing operations:
Cash paid for interest	$(27)	$(47)	$(53)	$(59)
Cash paid for income taxes	(54)	(51)	(68)	(77)
Cash paid for capital expenditures	(66)	(54)	(136)	(109)
Depreciation and amortization	92	83	182	165
	-
Changes in primary working capital:
Accounts and notes receivable	(26)	10	(39)	(94)
Inventories	135	(2)	45	(107)
Accounts payable	(12)	14	(47)	50

Total cash used in primary working capital	$97	$22	$(41)	$(151)

Free cash flow(2):
Net cash provided by operating activities	$304	$228	$273	$339
Capital expenditures	(66)	(54)	(136)	(109)
All other investing activities, excluding acquisition and disposition activities(b)	2	(1)	2	(1)
Non-recurring merger costs(c)	-	1	-	1

Total free cash flow	$240	$174	$139	$230

Adjusted EBITDA	$318	$415	$575	$820
Capital expenditures	(66)	(54)	(136)	(109)
Capital reimbursements	3	1	7	2
Interest	(27)	(47)	(53)	(59)
Income taxes	(54)	(51)	(68)	(77)
Primary working capital change	97	22	(41)	(151)
Restructuring	(2)	(6)	(11)	(6)
Pensions	(26)	(28)	(55)	(59)
Maintenance & other	(3)	(78)	(79)	(131)

Total free cash flow(2)	$240	$174	$139	$230

(a)	Includes restricted cash and cash held in discontinued operations until the Deconsolidation of Venator.
(b)	Represents "Acquisition of business, net of cash acquired", "Cash received from purchase price adjustment for business acquired", and "Proceeds from sale of business/assets".
(c)	Represents payments associated with one-time costs of the terminated merger of equals with Clariant.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses a free cash flow measure: (a) to evaluate the Company's liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company's ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company's condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(3)	During the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC. Additionally, during the first quarter 2010 we closed our Australian styrenics operations. Results from these associated businesses are treated as discontinued operations.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2018 revenues more than $9 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.